Exhibit 10.5

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL
TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL
HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION,
AND THE REDACTED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH AN ASTERISK ([*]).

TECHNOLOGY TRANSFER AGREEMENT
between
LIFELOC TECHNOLOGIES, INC.
and
[*]

This Technology Transfer Agreement (this "Agreement"), dated June 1, 2010 (the "Effective Date"), is made and entered into by and between Lifeloc Technologies, Inc. ("LIFELOC"), a Colorado corporation, with an address of 12441 West 49th Avenue, Wheat Ridge, CO 80033 USA, and [*], with an address of [*].

WITNESSETH:

WHEREAS, [*] desires to grant to LIFELOC and LIFELOC desires to obtain the right to certain technology described in this Agreement
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

As used herein, the terms "Agreement," "LIFELOC," "Effective Date," and "[*]" shall have the meanings indicated above. As used herein, the following terms shall have the following meanings:
1.1 "Affiliate" shall mean any person, corporation, association or other entity which directly or indirectly controls, is controlled by or is under common control with the party in question. As used in this definition of "Affiliate," the term "control" shall mean direct or indirect beneficial ownership of more than 25% of the voting or income interest in such corporation or other business entity.
1.2 "Change in Control" means a merger in which LIFELOC or [*] is not the surviving entity, a sale, transfer or other disposition of all or substantially all of the assets of LIFELOC or [*], or any equivalent or similar transaction, and shall be deemed to have occurred as a result of a merger or other transaction in which the LIFELOC or [*] is the surviving entity if the beneficial owners of interests in LIFELOC or [*] on the Effective Date do not have sufficient voting power entitling them to make all decisions immediately following the transaction. It is recognized that LIFELOC plans to become a publicly traded company, and that EDCO Partners, which currently owns 80% of LIFELOC, plans to dispose of its interest by the sale of its LIFELOC shares into the market. Such sales shall not be considered a Change in Control.
1.3 "Entities" shall mean any individual person or persons, collection of persons, organization, business, location, environment, laboratory, market, network or thing.
1.4 "[*] Technology" shall mean fuel cell inventions, current and existing know-how, information, processes, formulae, patterns, compilations, programs, devices, methods, techniques, compounds, trade secrets, products, data, preparations and usage information or materials and sources thereof, whether or not patentable, which have been developed or otherwise acquired by [*] prior to the Effective Date or are hereafter developed or acquired by [*].
1.5 "Initial Phase" shall mean the completion to LIFELOC's reasonable satisfaction of the items listed on Schedule A.

1.6 "Net Sales" shall mean all monies received by LIFELOC from the sale of Royalty-Bearing Products, less any separately identified discounts, customer allowances (actually granted), refunds for returned or damaged goods, excise and sales taxes, customs duties and costs of transportation (including without limitation packing and insurance) actually paid.
1.7 "Products" shall mean all products or instruments using fuel cells employing [*] Technology.
1.8 "Royalty-Bearing Products" shall mean any LIFELOC products which use all or any part of the Subject Technology (other than products purchased directly from [*] or in inventory prior to the date of this Agreement).
1.9 "Subject Technology" shall mean the[*]Technology as described in Section 1.4.
1.10 "Third Party" shall mean any party other than [*], LIFELOC or any Affiliate of [*] or LIFELOC.
[*]

2. GRANT OF LICENSE AND LICENSE FEE

2.1 Grant of License to LIFELOC; Support.
(a) Subject to the terms and conditions hereof, effective as of the Effective Date, [*] hereby grants to LIFELOC a license to use the Subject Technology to develop, make and have made, use, sell, offer for sale, import, export, market and otherwise commercially exploit Products
(b) [*] further agrees to provide technical support to LIFELOC throughout the term of this Agreement and period of Royalty payments, including but not limited to ongoing technical and developmental support and sharing of improvements and advancements in materials, processes and technology.
(c) Each of [*] and LIFELOC shall use its best efforts to hold semi-annual meetings to share information about suppliers, prices, technology improvements, best practices. Where practical, the parties shall also work together to achieve synergies and price efficiencies by combining.
(d) Each of [*] and LIFELOC shall use its best efforts to provide back-up production of fuel cells as requested by either party. Transfer of any such back-up Products shall be [*] unless otherwise agreed. [*]
(e) [*] shall not license or grant any rights in the [*] Technology, or provide any other support of any kind whatsoever, directly or indirectly, to [*].
(f) Except as expressly set forth above, [*] reserves all of its rights in the Subject Technology and shall have the absolute right and discretion to use and exploit the Subject Technology in any manner that does not conflict with or diminish the rights granted to LIFELOC in this Agreement.
2.2 Payments and Royalties.
(a) In consideration in part for the grant by [*] of rights and agreements set forth in Section 2.1, LIFELOC agrees to pay [*] as follows:
[*]
(b) LIFELOC agrees to pay [*] royalty payments for sales of Royalty-Bearing Products according to the following schedule:
[*]
(c) LIFELOC agrees to pay [*] .
(d) LIFELOC agrees to pay [*].
(e) All payments required to be made pursuant to this Agreement shall be made no later than [*].

3. WARRANTIES AND REPRESENTATIONS

3.1 Each of [*] and LIFELOC (as to itself) respectively represents and warrants to the other that:
(a) [*] is validly existing and in good standing under the laws of [*]. LIFELOC is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

(b) The execution and delivery of this Agreement have been duly authorized by all necessary action on the part of such party.
(c) [*] and LIFELOC have the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.
(d) As of the date of this Agreement, neither [*] nor LIFELOC is a party to any agreement or arrangement with any third party or under any obligation or restriction, including pursuant to its governing documents, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement.
(e) [*] is the owner of the entire right, title, and interest in and to the [*] Technology, [*] has the sole right to grant licenses thereunder, and [*] has not granted, and will not grant, licenses thereunder to any other entity that would restrict the rights granted to LIFELOC hereunder.
(f) There is no action, suit, proceeding, or investigation pending or, to [*]'s best knowledge, threatened against [*] that questions the validity of this Agreement, the rights of [*] to the Subject Technology or the right of [*] to enter into this Agreement, or to consummate the transactions contemplated hereby.
(g) [*] is not aware of any infringement of the Subject Technology or any claims by any other party in and to the Subject Technology.

4. PROTECTION OF PROPERTY RIGHTS

4.1 Confidentiality. LIFELOC and [*] will each treat as confidential during the term of this Agreement and for a period of 5 years thereafter, all information identified or treated as confidential and pertaining to the fuel cells, testers, pricing, business strategies, suppliers, and any memorandums or e-mails between both parties (collectively, "Confidential Information''). Both parties will use the Confidential Information only to perform their respective duties under this Agreement and will not disclose the Confidential Information to third parties. In carrying out its obligations hereunder each receiving party shall use at least the same degree of care, effort and procedures in protecting the Confidential Information as such party utilizes in connection with protecting its own information of similar character.
4.2 Exemptions. The foregoing provisions of Section 4.1 shall not apply to information which:
(a) was in the public domain at the time of disclosure;
(b) became part of the public domain through no act or omission of the receiving party, its employees, agents, successors or assigns;
(c) was lawfully disclosed to the receiving party by a third party having the right to disclose it;
(d) was already known by the receiving party at the time of disclosure, other than as a result of previous disclosure by the disclosing party;
(e) was independently and lawfully developed by the receiving party; or
(f) is required by court or governmental order, law or regulation to be disclosed, provided, however, that the receiving party required to disclose such information shall provide the other party with reasonable advance notice of any such proposed disclosure to give such party a reasonable period of time in which to object to such disclosure.

4.3 Disclosures. Notwithstanding the foregoing, the parties understand and agree that LIFELOC may, to the extent it deems necessary or appropriate, disclose the Subject Technology and any improvements[*]to potential investors, but LIFELOC agrees to use its reasonable efforts to make such disclosures subject to a confidentiality agreement containing terms substantially similar to those contained in Sections 4.1 and 4.2.

4.4 Advertising and Public Disclosure. Both parties shall use their best efforts to avoid referring to the other party's products, technology, trademarks, trade names, sales marks, or practices, in either a positive association as a sales aid, or a negative comparison as a marketing tactic.

5. INFRINGEMENT BY THIRD PARTIES

5.1 Enforcement of [*] Technology against Third Parties. [*] shall have the right, but not the obligation, to enforce at its expense any patent or intellectual property rights contained in the Subject Technology against infringement by Third Parties and shall be entitled to retain recovery from such enforcement. In the event that [*] does not file suit against a substantial infringer of such patents within [*], then LIFELOC shall have the right, but not the obligation, to enforce at its expense any patent or intellectual property rights contained in theTechnology against infringement by Third Parties and shall be entitled to retain recovery from such enforcement.
5.2 Cooperation. In any suit or dispute involving an infringer, the parties shall cooperate fully, and upon the request and at the expense of the party bringing suit, the other party shall make available to the party bringing suit at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens, and the like which are in its possession. In the event a party brings suit under Section 5 the other party agrees to be joined as a party plaintiff with respect to such suit, provided that the party bringing suit reimburses such other party for all out-of-pocket costs incurred by such other party in its role as party plaintiff.

[*]

6. INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY

In the event of any infringement or likely or claimed infringement by any of the Subject Technology of any third party's intellectual property, the parties shall cooperate in good faith and on a mutual and reasonable basis, to negotiate and settle any dispute with any such third party concerning the Subject Technology, and otherwise resolve any such infringement and secure [*] and LIFELOC's continued rights to the Subject Technology.

[*]

7. INDEPENDENT CONTRACTOR

It is agreed that the relationship of LIFELOC to [*] in the performance of this Agreement is as an independent licensee and that neither LIFELOC nor [*] is an agent, franchisee, partner or joint venturer of the other party. Neither party nor its agents are authorized to enter into or execute any contract, order, or other commitment and will have no authority to otherwise obligate the other party.

8. OTHER AGREEMENTS

8.1 Customer Accounts. Neither party shall knowingly pursue the customer accounts of the other party. Any questionable accounts shall be discussed between the parties and the parties shall use their best efforts to resolve customer account issues within 1 week. [*]
8.2 Most Favored Licensee. [*] has not granted any rights to any third party to the [*] Technology containing more favorable terms and conditions than those provided to LIFELOC. If [*] grants any rights to [*] Technology in the future to any third party, then [*] shall promptly provide notice to LIFELOC of the terms and conditions of such grant and provide LIFELOC the option to accept the more favorable terms and conditions provided to any third party.

9. TERM AND TERMINATION

9.1 Term. The term of this Agreement shall continue until terminated in accordance with this Section 9.
9.2 Termination Events. This Agreement may also be terminated by either party:
(a) immediately, if the other party files a petition for bankruptcy or receivership or if such party's business is placed in the hands of a receiver or trustee, whether by voluntary act or otherwise;
(b) immediately, if the other party made an intentional and material misrepresentation in executing this Agreement;
(c) immediately, upon such other party's nonpayment of funds due or non-delivery of manufactured goods;
(d) for "cause," which occurs if the other party has materially breached this Agreement; provided, however, that no such termination shall be effective unless the terminating party provides at least ninety (90) days written notice (the "Termination Notice") to the other party setting forth the facts and circumstances constituting the breach. In the event that the default specified in the Termination Notice cannot be reasonably cured within ninety (90) days following receipt of the Termination Notice, a party shall not be deemed to be in default if such party has, within the ninety (90) day period after notification, presented a reasonable plan to cure the default, obtains the other party's approval of that plan, and proceeds diligently to implement said plan. If the breach specified in the Termination Notice is timely cured, as provided above, the Termination Notice shall be deemed rescinded and the Agreement shall continue in full force and effect; or
(e) [*]

9.3 Effect of Termination. Upon termination of all or part of this Agreement, nothing herein shall be construed to release either party of any obligation that matured prior to the effective date of such termination. LIFELOC may, after the effective date of such termination, continue to use all [*] Technology that was developed or otherwise acquired prior to the termination date.
9.4 Survival. The following provisions will survive expiration or termination of this Agreement: Sections 2.1(e), 4.1, 4.2, and this 9.4.

10. ASSIGNMENT AND RIGHT OF FIRST REFUSAL

10.1 Assignment. Subject to Section 10.2, for the term of three (3) years from the Effective Date, either party may transfer or assign this Agreement, without the prior consent of the other party, in connection with a sale of substantially all of the transferring or assigning party's assets or any other Change in Control so long as the transferee or assignee has at least the same financial strength and good business reputation as the transferring or assigning party. Any transfer or assignment by either party shall not relieve the transferring or assigning party of any obligations owed to the other party under this Agreement as of the date of the transfer or assignment. Notwithstanding the foregoing, a transferring or assigning party shall provide the other party with not less than ninety (90) days advance written notice of the transfer or assignment, including a Change in Control.

10.2 Right of First Refusal. In the event that [*], [*] shall (i) give written notice to LIFELOC of such offer and of such intention, the name and address of the proposed purchaser ("Offeror"), the terms of the proposed transaction, a copy of any proposed form of letter of intent or contract for the sale, and such other information as LIFELOC may reasonably request ("Offer"), and (ii) shall offer to sell the [*] Interests to LIFELOC on the same terms and conditions as contained in such Offer. The giving of such notice shall constitute a warranty and representation by [*] to LIFELOC that [*] believes the Offer to be bona fide in all respects and that [*] intends to accept it subject to provisions of this Section.

Within ninety (90) days after such receipt of such notice, LIFELOC may elect by notice to [*] to purchase the [*] Interests (the "Election Notice") on the same terms and conditions as are contained in the Offer. In the event LIFELOC so elects to purchase the [*] Interests, on a closing date specified in a written notice given by LIFELOC to [*], which date shall not be fewer than ten days nor more than sixty days after the date of the Election Notice, [*] shall tender to LIFELOC good and marketable title to the [*] Interests, free and clear of all liens, claims and encumbrances, to be exchanged for the consideration set forth in the Offer.
In the event LIFELOC does not accept the Offer as aforesaid, [*] shall be free to contract to sell and consummate the sale of the [*] Interests to the Offeror within the ninety (90) day period after the expiration of the ninety (90) day period in which LIFELOC could have accepted such Offer, on the same terms and conditions set forth in the Offer. In the event [*] shall not, within such ninety (90) day period, contract to sell and consummate the sale to the Offeror on the same terms and conditions contained in the Offer, then should [*] thereafter elect to sell the [*] Interests, whether on the same or on other terms and conditions, [*] shall be required to again comply with all of the terms and provisions of this Section.
[*] acknowledges and agrees that it will not take any actions, directly or indirectly, that will circumvent the intents and purposes of this Section.

11. MISCELLANEOUS.

11.1 Further Assurances. Without further consideration, [*] hereby agrees to execute and deliver, and to cause its respective officers, trustees, directors, employees, and agents to execute and deliver, such other instruments, and to take such other action as LIFELOC hereunder may reasonably request to more effectively license to LIFECO the rights granted hereunder, and to assist LIFELOC in the recordation of same as necessary, all in such form and substance as LIFELOC may reasonably request and at its expense.
11.2 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes and incorporates herein all prior agreements, proposals, and understandings. No modification, supplementation, or other change to this Agreement shall be effective unless contained in a written document signed by both parties. If any provision of this Agreement is finally held by a court or arbitration panel of competent jurisdiction to be unlawful, the remaining provisions of this Agreement shall remain in full force and effect to the extent that the parties' intent can be lawfully enforced.
11.3 Notice. All written notices permitted or required to be delivered by the provisions of this Agreement shall be deemed so delivered if delivered by Federal Express, postage prepaid, or another respectable carrier, to the party to be notified at the most current principal business address of which the notifying party has been notified.
11.4 Compliance with Laws. The parties shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.
11.5 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado other than those provisions governing conflicts of law.
11.6 No Waiver. Failure of a party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.
11.7 Headings. Headings included herein are for convenience only and shall not be used to construe this Agreement.
11.8 Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same Agreement. A telecopy of an original signature shall be deemed an original signature.
11.10 Dispute Resolution. Except as provided in the last sentence to this paragraph, any dispute, claim or controversy arising out of this Agreement or the validity, breach, termination, enforcement or interpretation thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration in Denver, Colorado. The arbitration shall be administered by JAMS (formerly Judicial Arbitration & Mediation Group, Inc.) pursuant to its Comprehensive Arbitration Rule and Procedures effective as of the date of the demand for arbitration, provided, however, that if the dispute at issue is for an amount of One Million Dollars ($1,000,000) or less, the arbitration shall be conducted by one arbitrator in accordance with the then current JAMS Streamlined Arbitration Rules and Procedures. As used in this paragraph, the term "Arbitrator" shall mean the one-member arbitration panel or the three-member arbitration panel, as applicable. If any arbitration or other proceeding is brought concerning this Agreement, the prevailing party will be awarded and paid its actual attorneys' fees and costs, including. at the discretion of the Arbitrator, its obligation to pay any portion of the fees of the Arbitrator. In addition, the prevailing party in any postarbitration proceeding to collect or enforce the arbitration award shall be entitled to receive from and paid by the losing party the actual attorneys' fees and expenses incurred by the prevailing party in any such proceedings. The provisions in the preceding sentence are separate and several and shall survive the merger of this Agreement (or any document executed in connection with this Agreement) into any award or judgment on this Agreement (or any document executed in connection with this Agreement). Any actions, suits or proceedings to enforce any arbitration award, or as otherwise permitted and arising out of or relating to this Agreement, the transactions contemplated hereby or any document referred to herein shall be brought solely and exclusively in the State and County Courts located in the City and County of Denver, Colorado. Service of any process or summons shall be served on the party's address for notices. The parties waive any objection to the venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the City and County of Denver, Colorado, and shall not plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that any decisions of the Arbitrator shall be final and binding on the parties. Anything in this paragraph to the contrary notwithstanding. in the event that any person or entity not a party to this Agreement makes [*] or LIFELOC a party to a legal proceeding in any court, arising out of or relating to this Agreement, the party so sued shall have the rights to make the other parties to this Agreement a party to those legal proceedings, in which case, the subject matter in such legal proceedings (including any mandatory counterclaims) shall not be subject to the foregoing provisions requiring arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple originals by their duly authorized officers and representatives.

Lifeloc Technologies, Inc. By: /s/Barry Knott Printed Name: B. Knott Title: President & CEO 1st July 2010	[*]

SCHEDULE A
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